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                                                                    EXHIBIT 3.10

           ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION OF
                          AMERICAN REALTY TRUST, INC.

                                  deleting the

                          CERTIFICATE OF DESIGNATIONS

                                       of

               SERIES A CUMULATIVE PARTICIPATING PREFERRED STOCK

                                       of

                          AMERICAN REALTY TRUST, INC.

                (Pursuant to Sections 14-2-602(d) and (3) of the
                       Georgia Business Corporation Code)

                              --------------------

        American Realty Trust, Inc., a corporation organized and existing under the Georgia Corporation Code (hereinafter called the "Corporation"), hereby certifies:

        THAT, pursuant to the authority conferred upon the board of directors (the "Board of Directors") by the articles of incorporation, as amended (the "Articles of Incorporation") of the Corporation and pursuant to Sections 14-2-602(d) and (e) of the Georgia Business Corporation Code (which Sections provide that no shareholder action is required in order to effect these articles of amendment), the Board of Directors by unanimous vote at a meeting held on February 27, 1997, duly adopted certain recitals and resolutions providing for the decrease in the number of shares contained in the Corporation's Series A Cumulative Participating Preferred Stock from 500,000 to 0 and for the elimination of the Series A Preferred Stock from the Articles of Incorporation and the Corporation's capital structure, which recitals and resolutions are as follows:

        WHEREAS, Article Five of the Articles of Incorporation authorizes the Corporation to issue not more than 16,666,667 shares of common voting stock, $0.01 par value per share (the "Common Stock"), and 20,000,000 shares of a special class of stock, $2.00 par value per share (the "Special Stock"), which Special Stock may be issued from time to time in one or more series and shall be designated as the Board of Directors may determine to have such voting powers, preferences, limitations and relative rights with respect to the shares of each series of the class of Special Stock of the Corporation as expressly provided in a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors which is vested with authority in respect thereof;

        WHEREAS, 500,000 shares of such Special Stock have been previously designated as the Series A Cumulative Participating Preferred Stock prior to the date hereof;


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        WHEREAS, the Board of Directors of the Corporation originally designated the Series A Cumulative Participating Preferred Stock in connection with the adoption of a preferred share purchase rights plan and the issuance of rights to all holders of the Corporation's Common Stock;

        WHEREAS, the Corporation has terminated the aforesaid rights plan and has redeemed all of the outstanding rights;

        WHEREAS, no shares of the Series A Cumulative Participating Preferred Stock are issued and outstanding;

        WHEREAS, the Board of Directors has determined that the Corporation will not issue shares of the Series A Cumulative Participating Preferred Stock;

        WHEREAS, in light of the foregoing, the Board of Directors desires to amend the Articles of Incorporation to decrease the number of authorized shares of the Series A Cumulative Participating Preferred Stock from 500,000 to 0 and thereby eliminate the Series A Cumulative Participating Stock from the Corporation's capital structure;

        NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board of Directors by Article Five of the Articles of Incorporation and under Section 14-2-602(d) and (e) of the Georgia Business Corporation Code, the Board of Directors hereby amends the Articles of Incorporation (a) to decrease the number of authorized shares of the Series A Cumulative Participating Preferred Stock from 500,000 to 0 and thereby eliminate such series from the Corporation's capital structure, with such 500,000 shares of the Special Stock again being available to be designated pursuant to Article Five of the Articles of Incorporation, and (b) to delete from the Articles of Incorporation the Certificate of Designations of the Series A Cumulative Participating Preferred Stock.

        IN WITNESS WHEREOF, these Articles of Amendment are executed on behalf of the Corporation by its President and attested by its Secretary as of the 27th day of February, 1997.


                                              /s/ KARL L. BLAHA
                                              --------------------------
                                              Karl L. Blaha
                                              President



Attest:

/s/ ROBERT A. WALDMAN
-------------------------
Robert A. Waldman
Secretary



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